Exhibit 21

SUBSIDIARIES OF CONAGRA BRANDS, INC.
Conagra Brands, Inc. is the parent corporation owning, directly or indirectly, 100% of the voting securities (unless otherwise noted) of the following subsidiaries principally engaged in the production and distribution of food products (unless otherwise noted) as of May 28, 2017:

Subsidiary	Jurisdiction of Formation
ConAgra Foods AM Holding S.a.r.l. (owns 44% of one foreign entity)	Luxembourg
ConAgra Foods Canada, Inc. / Aliments ConAgra Canada, Inc. (owns 100% of one Canadian corporation)	Canada
ConAgra Foods Enterprise Services, Inc.	Delaware
ConAgra Foods Export Company, Inc.	Delaware
ConAgra Foods Packaged Foods, LLC (owns 100% of one domestic corporation)	Delaware
ConAgra Foods RDM, Inc.	Delaware
ConAgra Foods Sales, LLC	Delaware
ConAgra Grocery Products Company, LLC (owns 100% of two domestic corporations, 50% of one domestic corporation, 50% of one foreign entity, and less than1% of three foreign entities)	Delaware
ConAgra International, Inc. (owns 100% of one domestic limited liability company, 100% of two foreign entities, 98% of one foreign entity, 66% of one foreign entity, 18% of one foreign entity, and less than 1% of four foreign entities)
Delaware
ConAgra Limited/ConAgra Limitée (owns 100% of two Canadian corporations and 50% of one Canadian corporation)	Canada

The corporations listed above are included in the consolidated financial statements, which are a part of this report.